                                                                      EXHIBIT 12


National HealthCare L.P.,
Calculation of Earnings to Fixed Changes Ratio
For 1818 Fund Registration




                                                                                                     Six Months
                                                                                               -----------------------
                               1990         1991         1992          1993          1994         1994       1995
Earnings:
  Net income:               18,955,990   17,666,538    9,501,224    37,562,871    15,852,676    6,673,294    8,758,000
  Fixed Changes:            10,691,553   14,162,065   13,091,307    12,668,652    14,251,421    6,130,966    8,617,413
                            ----------   ----------   ----------    ----------    ----------   ----------   ----------
    Total Earnings          29,647,543   31,828,603   22,592,531    50,231,523    30,104,097   12,804,260   17,375,413
                            ==========   ==========   ==========    ==========    ==========   ==========   ==========

Fixed Charges
  Interest expense:         10,245,112   13,060,304   12,612,829    11,629,477    13,049,718    5,633,361    8,304,261
  Interest capitalization:     247,000      907,000      253,000       810,636       766,056      305,000       75,000
  Amortization of debt:        199,441      194,761      225,478       228,539       435,647      192,605      238,152
                            ----------   ----------   ----------    ----------    ----------   ----------   ----------
    Total fixed charges:    10,691,553   14,162,065   13,091,307    12,668,652    14,251,421    6,130,966    8,617,413
                            ==========   ==========   ==========    ==========    ==========   ==========   ==========

    Ratio                         2.77         2.25         1.73          3.97          2.11         2.09         2.02

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